Exhibit 14

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------

We consent to the reference to our firm under the captions "Experts" in the Prospectus and Proxy Statement of Large Cap Value Equity Portfolio and Wilmington Large Cap Value Portfolio and "Financial Statements" in the Statement of Additional Information of the Rodney Square Strategic Equity Fund, dated May 1, 1999, and to the incorporation by reference in this Registration Statement (Form N-14)(No. 33-84762) of WT Mutual Fund, of our report dated August 9, 1999, included in the Rodney Square Strategic Equity Fund 1999 Annual Report to shareholders and our report dated February 5, 1999, included in the Rodney Square Strategic Equity Fund 1998 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 1, 1999